NATIONAL CITY
                                 BANCORPORATION


                                      1998


                                 FIRST QUARTER

                                     REPORT

                                  THREE MONTHS

                                     ENDED

                                 MARCH 31, 1998



TO OUR STOCKHOLDERS:

Net earnings were $3,651,000 for the first quarter of 1998, up 11 percent, compared with $3,293,000 in the first quarter of 1997. Earnings per share increased to $0.45 compared with $0.41 in the first quarter of 1997.

First quarter net interest income was $11,451,000, which was higher by $1,072,000, or 10 percent, than in the first quarter of 1997. The improvement was primarily attributable to an increase in average loans, which were up $55.9 million, or 9 percent from the first quarter of 1997. The growth in loans occurred mainly in commercial lending at both subsidiaries, National City Bank of Minneapolis and Diversified Business Credit, Inc. The net interest margin was
5.40 percent for the first quarter compared with 5.22 percent for the same period last year. Noninterest income for the first quarter was $2,409,000 compared with $2,980,000 in the same period of 1997. Noninterest expense for the first quarter was $7,350,000, an increase of $224,000, or 3 percent compared with the first quarter of 1997.

There were net loan recoveries for the first quarter of $15,000. Additional loss provisions of $480,000 were added to the reserve during the quarter. As a result, the Company's reserve for loan losses at quarter-end was $10,566,000 or
1.53 percent of loans outstanding compared to $10,071,000 and 1.51 percent at December 31, 1997. Nonperforming assets, those loans which were 90 days past due or on which interest is no longer expected to be earned, were $978,000 or .14 percent of total loans at March 31, 1998 compared with $1.2 million or .18 percent of total loans at December 31, 1997. The reserve was more than 10 times the nonperforming assets at March 31.

At the Annual Stockholders' meeting held on April 22, 1998, the Articles of Incorporation were amended to increase the authorized shares of common stock from 20 million shares to 40 million shares and to increase the maximum number of directors on the Board of Directors from 15 to 16. Lowell W. Andreas did not stand for reelection to the Board of Directors. At the meeting, the Chairman recognized Mr. Andreas for his number of years of service and contributions to the Company. In addition, David L. Andreas, C. Bernard Jacobs, and Roger H. Scherer were reelected, and Michael J. Boris, Sharon N. Bredeson, James B. Goetz, Sr., Esperanza Guerrero-Anderson, and Robert L. Olson were elected to the Board of Directors. The Directors declared a 10 percent stock dividend to stockholders of record May 6, 1998, payable June 8, 1998.

Current news and other information about your Company can now be found on the internet at:
                      http://www.shareholdernews.com/NCBM
The site includes our current stock price, press releases, and a link to Securities and Exchange Commission filings.


/s/ David L. Andreas

David L. Andreas
President and
Chief Executive Officer

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)


                                                                                 March 31,             December 31,
                                                                                  1998                   1997
----------------------------------------------------------------------------------------------------------------

ASSETS
     Cash & due from banks ..........................................          $    46,648           $    52,847
     Federal funds sold and resale agreements .......................                9,050                 3,740
     Available-for-sale securities:
         U.S. Treasury ..............................................               12,000                23,997
         U.S. Government agencies ...................................                9,820                 9,844
         Mortgage-backed ............................................              110,803               102,529
         Other securities ...........................................                4,955                 4,955
                                                                               -----------           -----------
               Total available-for-sale securities ..................              137,578               141,325
     Held-to-maturity securities:
         Mortgage-backed ............................................               40,970                37,402
                                                                               -----------           -----------
               Total held-to-maturity securities ....................               40,970                37,402
                 (approximate market value: 1998 - $41,289; 1997 - $37,861)
     Loans ..........................................................              690,027               666,382
         Less allowance for loan losses .............................              (10,566)              (10,071)
                                                                               -----------           -----------
            Net loans ...............................................              679,461               656,311
     Bank premises and equipment ....................................               11,139                11,413
     Accrued interest receivable ....................................                7,155                 7,260
     Customer acceptance liability ..................................                  604                   811
     Other assets ...................................................               20,931                24,063
                                                                               -----------           -----------
               Total assets .........................................          $   953,536           $   935,172
                                                                               ===========           ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

     Deposits:
         Noninterest bearing ........................................          $   140,310           $   149,624
         Interest bearing ...........................................              323,975               329,026
                                                                               -----------           -----------
               Total deposits .......................................              464,285               478,650
     Federal funds purchased and repurchase agreements ..............              125,827               104,399
     Commercial paper ...............................................              126,476               119,081
     Other short-term borrowed funds ................................               20,600                23,218
     Acceptances outstanding ........................................                  604                   811
     Other liabilities ..............................................               12,773                 9,086
     Long-term debt .................................................               67,000                67,000
                                                                               -----------           -----------
               Total liabilities ....................................              817,565               802,245
     Stockholders' equity
         Common stock, par value $1.25
               Authorized shares: 20,000,000
               Issued shares: 1998 - 8,110,836; 1997 - 8,110,836.....               10,139                10,139
         Additional paid-in capital .................................               94,756                94,756
         Unrealized gains net of tax effect .........................                  411                   424
         Retained earnings ..........................................               32,115                28,464
                                                                               -----------           -----------
               Subtotal .............................................              137,421               133,783
     Less common stock in treasury at cost:
         1998 - 53,360 shares; 1997 - 33,553 shares                                 (1,450)                 (856)
                                                                               -----------           -----------
               Total stockholders' equity ...........................              135,971               132,927
                                                                               -----------           -----------
               Total liabilities and stockholders' equity ...........          $   953,536           $   935,172
                                                                               ===========           ===========


NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)


                                                                            Three Months Ended
                                                                                 March 31,
                                                                          1998                1997
----------------------------------------------------------------------------------------------------
INTEREST INCOME
     Interest and fees on loans ............................          $   17,302          $   15,333
     Interest on federal funds sold & resale agreements ....                 118                 258
     Interest and dividends on securities ..................               2,906               2,816
                                                                      ----------          ----------
               Total interest income .......................              20,326              18,407

INTEREST EXPENSE
     Interest on deposits ..................................               4,009               3,863
     Interest on short-term borrowed funds .................               3,726               3,323
     Interest on long-term debt ............................               1,140                 842
                                                                      ----------          ----------
               Total interest expense ......................               8,875               8,028
                                                                      ----------          ----------
               Net interest income .........................              11,451              10,379
     Provision for loan losses .............................                 480                 790
                                                                      ----------          ----------
     Net interest income after provision for loan losses ...              10,971               9,589

NONINTEREST INCOME
     Service charges on deposit accounts ...................                 563                 655
     Fees for other customer services ......................                 353                 372
     Trust fees ............................................               1,330               1,284
     Other .................................................                 163                 669
                                                                      ----------          ----------
               Total noninterest income ....................               2,409               2,980

NONINTEREST EXPENSES
     Salaries and employee benefits ........................               4,052               3,879
     Net occupancy expense .................................                 759                 764
     Equipment rentals, depreciation & maintenance .........                 873                 892
     Other .................................................               1,666               1,591
                                                                      ----------          ----------
               Total noninterest expense ...................               7,350               7,126
                                                                      ----------          ----------
     Earnings before taxes .................................               6,030               5,443
     Applicable income taxes ...............................               2,379               2,150
                                                                      ----------          ----------
               Net earnings ................................          $    3,651          $    3,293
                                                                      ==========          ==========
     Basic earnings per common share .......................          $     0.45          $     0.41

     Average common and common equivalent shares outstanding           8,063,639           8,110,866



NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER




National City Bank of Minneapolis
Stock Transfer Department
P.O. Box 1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:

Name__________________________________________________________
(PRINT NAME EXACTLY AS IT APPEARS ON STOCK CERTIFICATE)

Street________________________________________________________

City__________________________________________________________

State__________________________Zip Code_______________________

Date__________________________________________________________


                                  OLD ADDRESS


Street________________________________________________________

City__________________________________________________________

State__________________________Zip Code_______________________

Date__________________________________________________________

DIRECTORS OF NATIONAL CITY
BANCORPORATION

David C. Malmberg
CHAIRMAN OF THE BOARD
National City Bancorporation

Wendell R. Anderson*
OF COUNSEL
Larkin, Hoffman, Daly and
Lindgren Ltd.

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bank of
Minneapolis

Terry L. Andreas
CHAIRMAN OF THE BOARD
School for Field Studies
Beverly, Massachusetts

Michael J. Boris*
PRIVATE INVESTOR AND
CONSULTANT

Marvin Borman*
PARTNER
Maslon, Edelman, Borman
and Brand

Sharon Bredeson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Staff-Plus, Inc.

Kenneth H. Dahlberg
CHAIRMAN OF THE BOARD
Dahlberg, Inc.

John H. Daniels, Jr.*
PARTNER
Willeke and Daniels

James B. Goetz, Sr.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc.

Thomas E. Holloran*
PROFESSOR, GRADUATE PROGRAMS
IN MANAGEMENT
University of St. Thomas

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Diversified Business Credit, Inc.

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company
*Members of the Audit Committee

OFFICERS OF NATIONAL CITY
BANCORPORATION

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Thomas J. Freed
SECRETARY AND
CHIEF FINANCIAL OFFICER

PRINCIPAL OFFICERS OF
SUBSIDIARIES

DIVERSIFIED BUSINESS
CREDIT INC.

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Janet L. Pomeroy
SENIOR VICE PRESIDENT

NATIONAL CITY BANK
OF MINNEAPOLIS

David L. Andreas
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

William J. Klein
EXECUTIVE VICE PRESIDENT
CLIENT SERVICES

Thomas J. Freed
SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Donald W. Kjonaas
SENIOR VICE PRESIDENT
OPERATIONS

FINANCIAL HIGHLIGHTS
(in thousands except per share)


                                           FIRST QUARTER ENDED
                                                MARCH 31,
                                        ------------------------        PERCENT
                                          1998            1997          CHANGE
                                        --------        -------        --------
EARNINGS:
  Net interest income ..........        $ 11,451        $ 10,379          10%
  Net earnings .................           3,651           3,293          11%

BASIC EARNINGS PER COMMON SHARE:
  Net earnings* ................        $   0.45        $   0.41

                                        MARCH 31,      DECEMBER 31,
                                         1998             1997
                                        --------      ------------

BALANCE SHEET ITEMS
  Total assets .................        $953,536        $935,172           2%
  Loans ........................         690,027         666,382           4%
  Deposits .....................         464,285         478,650          (3)%
  Stockholders' equity .........         135,971         132,927           2%
  Book value per share .........           16.88           16.46

---------------------------------
*Restated for stock dividends


NATIONAL CITY BANCORPORATION
651 Nicollet Mall
Minneapolis, Minnesota 55402-1611
Telephone 612-904-8503



BULK RATE
U.S. POSTAGE
PAID
MINNEAPOLIS, MN
PERMIT NO. 2816